EXHIBIT 10

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

between

SN Power Peru Holding S.R.L.

as Purchaser

and

PSEG Americas Ltd.

as Seller

Dated as of September 17, 2007

This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

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EXHIBITS

EXHIBIT A	Working Capital
EXHIBIT B	Bill of Sale
EXHIBIT C	AenP Transfer of Interest to Purchaser
EXHIBIT D	Officer’s Certificate of Seller
EXHIBIT E	Officer’s Certificate of Purchaser

SCHEDULES

SCHEDULE A	SELLER’S DISCLOSURE SCHEDULE
Section 3.01(b)	TEC
Section 3.03	No Conflicts
Section 3.04	Governmental or Regulatory Approvals and Filings
Section 3.06	Legal Proceedings
Section 3.08	Electroandes Contracts
Section 3.09	Taxes
Section 3.10(b)	Employee Matters
Section 3.12	Environmental Matters
Section 8.06	Third Party Consents

SCHEDULE B	PURCHASER’S DISCLOSURE SCHEDULE

PURCHASE AND SALE AGREEMENT

     This PURCHASE AND SALE AGREEMENT is made as of September 17, 2007 (this “Agreement”) by and among:

(a)	SN Power Peru Holding S.R.L., a Peruvian sociedad de responsabilidad limitada (“Purchaser”);

(b)	solely for purposes of Section 11.08, Statkraft Norfund Power Invest AS, a company incorporated under the laws of Norway and the indirect parent of Purchaser (“Purchaser Parent”);

(c)	PSEG Americas Ltd., a Bermuda company (“Seller”);

(d)	solely for purposes of Section 11.09, PSEG Global L.L.C., a New Jersey limited liability company (“Seller Parent”);

(e)	Transamerica Energy Company, a Cayman Islands company (“TEC”); and

(f)	solely for the purposes of Sections 2.07 and 9.04, Electroandes S.A., a Peruvian sociedad anonima.

WITNESSETH:

     WHEREAS, the Government of Peru desired to privatize the four hydroelectric facilities of Empresa Minera del Centro del Perú S.A. (“CENTROMIN”) which were owned and operated by CENTROMIN’s subsidiary Empresa de Electrícidad de los Andes S.A., a Peruvian sociedad anonima (“Original Electroandes”);

     WHEREAS, Inversiones Elegia S.R.L. (“IES”) was formed on February 15, 2001 to bid to acquire Original Electroandes from CENTROMIN;

     WHEREAS, on December 11, 2001, IES and CENTROMIN entered into a contract (the “Privatization Agreement”) pursuant to which IES would acquire 99.6744% of Original Electroandes from CENTROMIN (the balance of ownership being acquired by employees of Original Electroandes) and IES would make certain investments in Original Electroandes;

     WHEREAS, in connection with the Privatization Agreement, on December 11, 2001, IES executed a Juridical Stability Agreement with the Government of Peru, as recipient of an equity investment of the Seller and TEC (the “IES Stability Agreement”), related primarily to Peruvian income tax rates;

     WHEREAS, Seller and TEC also entered into separate Juridical Stability Agreements with the Government of Peru, both dated December 11, 2001 (each, an “Investment Stability Agreement”), related primarily to Peruvian income tax rates on dividends;

     WHEREAS, by an agreement of asociación en participación dated December 6, 2001 (as amended on December 31, 2002, February 25, 2005 and August 17, 2006, the “AenP Agreement”), Seller, the owner of 20.40% of the equity interests of IES (the “PSEG Americas Stake”) and TEC, a wholly owned subsidiary of Seller and the owner of 79.59% of the equity

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interests of IES (the “TEC Stake”) formed a Peruvian asociación en participación (“AenP”) with respect to their ownership and operation of IES;

     WHEREAS, on May 7, 2002, IES was reconstituted from a sociedad comercial de responsabilidad limitada, or S.R.L., into a sociedad anónima and thereafter renamed “Electroandes S.A.” (“Electroandes”);

     WHEREAS, on June 1, 2002, Original Electroandes was merged into Electroandes;

     WHEREAS, during the course of 2003, Electroandes made three separate issuances of bonds, and, in connection therewith, trusts were created on all of the assets and revenue of Electroandes, including cash flows from revenues, and a pledge of the stock of Electroandes was given by Seller and TEC to secure payment thereof (which pledge was released on October 13, 2005);

     WHEREAS, on December 18, 2006 CENTROMIN assigned the Privatization Agreement to Activos Mineros S.A.C.;

     WHEREAS, Purchaser desires to purchase and Seller desires to sell 100% of the capital stock of TEC, the PSEG Americas Stake and Seller’s membership interest in AenP (collectively, the “Interests”), which will result in Purchaser’s beneficial ownership of 99.99% of Electroandes and Purchaser’s control of 100% of AenP; and

     WHEREAS, immediately prior to the Closing, Seller and TEC will cause AenP to distribute all of the equity interests held by AenP in PSEG Peru Company, a Cayman Islands company, to TEC, and TEC will, in turn, distribute all such equity interests to Seller.

     ACCORDINGLY, in consideration of the mutual covenants and agreements set forth in this Agreement and intending to be legally bound, Seller, Purchaser, solely for the purpose of Sections 2.07 and 9.04, Electroandes, solely for purposes of Section 11.08, Purchaser Parent and, solely for purposes of Section 11.09, Seller Parent, agree as follows:

ARTICLE I

DEFINITIONS

     Section 1.01. Definitions. As used in this Agreement, the following defined terms have the meanings indicated below.

     “Action or Proceeding” means any action, tax audit, tax examination, suit, proceeding, arbitration or investigation by or before a Governmental or Regulatory Authority.

     “AenP” has the meaning given to that term in the recitals.

     “AenP Agreement” has the meaning given to that term in the recitals.

     “AenP Transfer of Interest to Purchaser” is defined in Section 2.06.

     “Affiliate” means any Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by Contract or otherwise.

     “Agreement” has the meaning given to that term in the preamble.

     “Allocated Liabilities” has the meaning given to that term in Section 9.04.

     “Antitrust Law” means any applicable antitrust, competition, premerger notification or trade regulation law, regulation or order, including any such law, regulation or order promulgated by INDECOPI.

     “Audited Financial Statements” means the balance sheet of Electroandes as of December 31, 2006 audited by Deloitte, and the related statements of operations, changes in net worth and cash flow for the fiscal year then ended, including all notes thereto.

     “Bringdown Date” has the meaning given to that term in Section 7.01.

     “Business Day” means a day other than Saturday, Sunday or any day on which banks located in Lima, Peru or New York, New York are authorized or obligated to close.

     “Capital Expenditures” means the amount of capital expenditures paid by Electroandes with respect to the Yaupi Expansion Project for a given period.

     “Capital Gain Tax” has the meaning given to that term in Section 2.07.

     “Capital Gain Tax Return” has the meaning given to that term in Section 2.07.

     “CENTROMIN” has the meaning given to that term in the recitals.

     “Closing” means the closing of the transactions contemplated by Section 2.01.

     “Closing Capex” means the amount of Capital Expenditures for the period beginning on July 1, 2007 and ending on the Closing Date.

     “Closing Capex Statement” has the meaning given to that term in Section 2.05(a) .

     “Closing Date” means:

     (a)      before the Closing occurs the 3rd Business Day following the date on which the last of the conditions set forth in Articles VII and VIII are satisfied or waived by Purchaser or Seller, respectively as permitted thereunder; and

     (b)      such date as Seller and Purchaser effect the Closing.

     “Closing Debt” means the amount of Debt as of the Closing Date.

     “Closing Debt Statement” has the meaning given to that term in Section 2.05(a) .

     “Closing Statements” has the meaning given to that term in Section 2.05(a) .

     “Closing Working Capital” means the Working Capital as of the close of business in Peru on the Closing Date, prepared on a basis consistent with the preparation of the statement set forth on Exhibit A attached hereto.

     “Closing Working Capital Statement” has the meaning given to that term in Section 2.05(a) .

     “Code” means the United States Internal Revenue Code of 1986, as amended.

     “Confidentiality Agreement” means that certain Confidentiality Agreement entered into on the 23rd day of May 2007, by and between affiliates of each of Seller and Purchaser.

     “Contest” shall have the meaning given to that term in Section 9.13(b) .

     “Contract” means any contract, agreement, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other legally binding arrangement, whether oral or written.

     “Debt” means all short-term and long-term (including the current portion thereof) indebtedness of Electroandes for borrowed money, expressed in U.S. Dollars and determined in accordance with GAAP applied on a basis consistent with the past practices of Electroandes. For reference purposes only, as of June 30, 2007, the amount of Debt was $105,944,515.

     “Designated Amount” means $100,000.

     “Designated Representations” has the meaning given to that term in Section 9.01.

     “Electroandes” has the meaning given to that term in the recitals.

     “Electroandes Contracts” has the meaning given to that term in Section 3.08(a) .

     “Electroandes Financial Statements” means, collectively, (i) the Audited Financial Statements, and (ii) the Interim Financial Statements.

     “Electroandes Information” means, collectively, the information contained in the Electronic Dataroom, including the Electroandes Information Memorandum provided by J.P. Morgan Securities, Inc. to Purchaser and the materials dated July 2007 provided to Purchaser in connection with the management presentations given by Seller and Electroandes.

     “Electroandes Material Adverse Effect” means any change or event or effect that is materially adverse to the business, financial condition or results of operations of Electroandes in an amount in excess of $25,000,000; provided, however, that none of the following shall be considered an Electroandes Material Adverse Effect:

     (a)      any change in economic conditions generally or in the industry in which Electroandes operates;

     (b)      any change in international, national, regional, state or local wholesale or retail markets for electric power or related products;

     (c)      any change in general regulatory or political conditions in Peru (including any act of war or terrorist activity);

     (d)      any change of Law; or

     (e)      any action to be taken pursuant to or in accordance with this Agreement.

     “Electronic Dataroom” means the electronic dataroom operated by Merrill Corporation to which Purchaser was given access for the purpose of conducting its due diligence on Electroandes and TEC.

     “Enterprise Value” means $390,000,000.

     “Environmental Condition” means the presence, release, threatened release, or disposal or discharge of any Hazardous Substance at, in, on, from, or affecting Electroandes or its Properties or any violation of any Environmental Law with respect to Electroandes.

     “Environmental Laws” means any and all Laws, Orders, codes or other legally enforceable requirements of any Peruvian Governmental or Regulatory Authority, regulating, relating to or imposing liability or standards of conduct concerning pollution or protection of the environment, natural resources, or human health, including with respect to occupational safety and health hazards.

     “Environmental Liability” means any Liability (including any Liability for personal injury, property or natural resource damages, costs of environmental remediation, fines, attorneys’ fees, or penalties), arising under any Environmental Law or any Contract, or other consensual arrangement pursuant to which any Liability is assumed or imposed with respect to any environmental, health or safety matters.

     “Estimated Capex” means Seller’s reasonable estimate of Capital Expenditures for the period beginning on July 1, 2007 and ending on the expected Closing Date.

     “Estimated Debt” means Seller’s reasonable estimate of the amount of Debt as of the expected Closing Date.

     “Estimated Working Capital” means Seller’s reasonable estimation of Working Capital as of the expected Closing Date, prepared on a basis consistent with the preparation of the statement set forth on Exhibit A attached hereto.

     “Evaluation Material” has the meaning given to that term in the Confidentiality Agreement.

     “Final Closing Capex Statement” means the final and binding Closing Capex Statement as of the Settlement Date pursuant to Section 2.05(c) .

     “Final Closing Debt Statement” means the final and binding Closing Debt Statement as of the Settlement Date pursuant to Section 2.05(c) .

     “Final Closing Working Capital Statement” means the final and binding Closing Working Capital Statement as of the Settlement Date pursuant to Section 2.05(c) .

     “Funding Violation” has the meaning given to that term in Section 6.04.

     “GAAP” means accounting principles generally accepted in Peru.

     “Good Utility Practices” means the practices, methods and acts engaged in by a significant portion of the hydroelectric industry in Peru that, at a particular time, in the exercise of reasonable judgment in light of the facts known at the time a decision was made, would have been expected to accomplish the desired result in a manner consistent with good hydroelectric power industry practices in Peru, the requirements of all applicable Laws of the Governmental or Regulatory Authorities of Peru, economy and expedition. Good Utility Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others but rather to include a spectrum of possible practices, methods or acts generally accepted in Peru during the relevant period in light of the circumstances.

     “Government Lists” means, collectively, the following lists maintained by the United States government:

     (a)      the two lists maintained by the United States Department of Commerce (Denied Persons and Entities; the Denied Persons list can be found at http://www.bis.doc.gov/dpl/Default.htm; the Entity List can be found at http://www.bis.doc.gov/Entities/Default.htm);

     (b)      the two lists maintained by the United States Department of the Treasury (Specially Designated Nationals and Blocked Persons; both lists can be found at http://www.ustreas.gov/offices/eotffc/ofac/sdn/t1lsdn.pdf);

     (c)      the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties; the Terrorists Organizations list can be found at http://www.state.gov/s/ct/rls/fs/37191.htm; the Debarred Persons list can be found at http://www.pmdtc.org/debar059.htm);

     (d)      the list maintained by Financial Action Task Force on Money Laundering (this list can be found at http://www1.oecd.org/fatf/pdf/40Recs-2003_en.pdf); and

     (e)      any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the rules and regulations of the Office of Foreign Assets Control, The United States Department of the Treasury, or by any other U.S. Government Authority.

     “Governmental or Regulatory Approval” means:

     (a)      any authorization, consent, approval, license, ruling, permit, tariff, rate, certification, waiver, exemption, filing, variance or Order of any Governmental or Regulatory Authority in question; or

     (b)      any registration by or with any Governmental or Regulatory Authority in question.

     “Governmental or Regulatory Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission, or instrumentality of the country in question or any court, tribunal or judicial or arbitral body.

     “Governmental or Regulatory Rule” means any Law, Order, permit, franchise, license, agreement, directive, or requirement of, or other governmental or regulatory restriction or any similar form of decision of or determination by, or any interpretation or administration of any of the foregoing by, any Governmental or Regulatory Authority in question.

     “Hazardous Substance” means any chemical, material, substance or waste that is regulated under or defined as hazardous or toxic or as a pollutant or contaminant under any Environmental Law or with respect to which liability or standards of conduct are imposed under any Environmental Law.

     “IES” has the meaning given to that term in the recitals.

     “IES Stability Agreement” has the meaning given to that term in the recitals.

     “Indebtedness” means to the extent the following would be reflected on a balance sheet of Electroandes, the principal amount of all indebtedness of Electroandes with respect to:

     (a)      borrowed money; and

     (b)      reimbursement obligations for letters of credit and financial guarantees (excluding indemnity obligations).

     “INDECOPI” means the Peruvian Instituto Nacional de Defensa de la Competencia y de la Protección de la Propiedad Intelectual.

     “Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

     “Indemnified Taxes” means:

     (a)      all Taxes imposed on TEC, AenP or Electroandes for any Pre-Closing Period;

     (b)      with respect to Straddle Periods, Taxes imposed on TEC, AenP or Electroandes which are allocable, pursuant to Section 9.11(c), to the portion of such period ending on the date of the Closing;

     (c)      Taxes attributable to a taxable period ending on or before the date of the Closing for which TEC, AenP or Electroandes is held liable by reason of TEC, AenP or Electroandes being included in any consolidated, affiliated, combined or unitary group with Seller (or any Affiliates of Seller) at any time before the date of the Closing;

     (d)      Capital Gain Taxes (except to the extent the Purchase Price has been reduced in connection with the payment of any such Capital Gain Taxes); and

     (e)      Taxes for a taxable period (or portion of a taxable period) ending on or prior to the Closing Date and any liabilities resulting from a breach of the representations and warranties set forth in Section 3.09.

     provided, however, that Indemnified Taxes shall not include Taxes:

     (i)     imposed on Electroandes by reason of the final and non-appealable resolution of the SUNAT Deductibility Proceeding and any final and non-appealable resolution of any SUNAT Follow-On Dispute;

     (ii)    resulting from any act, transaction or omission of Purchaser or its Affiliates (including TEC, AenP or Electroandes) occurring after the Closing;

     (iii)   attributable to Purchaser’s failure to satisfy any of its obligations pursuant to this Agreement;

     (iv)   resulting from any elections made by Purchaser or its Affiliates, including an actual or deemed election under Section 338 or Section 754 of the Code (or any similar provision of U.S. state or local or non-U.S. Law) with respect to the transactions contemplated by this Agreement;

     (v)    which are Transfer Taxes for which Purchaser is responsible for pursuant to Section 9.10; or

     (vi)   Taxes for a taxable period (or portion of a taxable period) beginning after the Closing Date.

     “Indemnifying Party” means Seller pursuant to Section 9.05 and Purchaser pursuant to Section 9.04, as the case may be.

     “Interests” has the meaning given to that term in the recitals.

     “Interim Financial Statements” means the unaudited balance sheet of Electroandes and related statement of operations as of June 30, 2007.

     “Investment Stability Agreement” has the meaning given to that term in the recitals.

     “Knowledge of Seller” means the actual knowledge, after due inquiry, of David Seabrook, Nelson Garcez, Matthew McGrath, Craig Smith, Cliff Pardo, Maria Cristina Couturier Llerena and Mark Hoffmann Rosas.

     “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law in any state, county, city or other political subdivision of the country of the Governmental or Regulatory Authority in question and includes Governmental or Regulatory Rules.

     “Liabilities” means all indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

     “Lien” means any mortgage, trust, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge, easement, restrictive covenant, encroachment or other encumbrance or restriction of any kind, including any restriction on the exercise of attributes of ownership or any conditional sale contract, title retention contract or other contract to grant any of the foregoing.

     “Loss” has the meaning given to that term in Section 9.05.

     “Necessary Funds” has the meaning given to that term in Section 4.09.

     “Notional Working Capital” means $5,500,000.

     “Option” means, with respect to any Person, any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to:

     (i)      purchase or otherwise receive or be issued any shares of capital stock or other equity interest of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interest of such Person; or

     (ii)      receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interest of such Person by virtue of ownership of such shares or equity interests, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of capital stock of such Person are voted.

     “Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority in question.

     “Original Electroandes” has the meaning given to that term in the recitals.

     “Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, entity, unincorporated organization or Governmental or Regulatory Authority.

     “Possession of Seller” means in the actual possession of Seller.

     “Post-Closing Period” means any taxable period (or portion thereof) beginning after the date of the Closing.

     “Pre-Closing Period” means any taxable period (or portion thereof) ending on or prior to the date of the Closing.

     “Privatization Agreement” has the meaning given to that term in the recitals.

     “Properties” means, as to any Person, all assets and properties of every kind, nature, character and description (whether real or personal, whether tangible or intangible) of such Person.

     “PSEG Americas Stake” has the meaning given to that term in the recitals.

     “Purchase Price” has the meaning given to that term in Section 2.02.

     “Purchaser” has the meaning given to that term in the preamble.

     “Purchaser Indemnified Party” has the meaning given to that term in Section 9.05.

     “Purchaser Parent” has the meaning given to that term in the preamble.

     “Representatives” means, as to any Person, its officers, directors, employees, partners, members, stockholders, counsel, accountants, financial advisers, engineers and consultants.

     “Seller” has the meaning given to that term in the preamble.

     “Seller Approvals” has the meaning given to that term in Section 3.04(a) .

     “Seller Indemnified Party” has the meaning given to that term in Section 9.04.

     “Seller’s Disclosure Schedule” means the lists, descriptions, exceptions and other information and materials set forth on the attached Schedule A.

     “Settlement Date” has the meaning given to that term in Section 2.05(c) .

     “Side Letter” means the side letter between Seller and Purchaser Parent executed on the date hereof.

     “SUNAT” means the Peruvian Superintendencia Nacional de Administración Tributaria.

     “SUNAT Deductibility Proceeding” means that certain controversy brought by SUNAT in July 2005, against Electroandes claiming past due taxes for 2002, totaling approximately $2,000,000 (including interest) as a result of deducting a portion of the interest on loans originally granted by non-domestic entities to IES for the acquisition of shares of Electroandes.

     “SUNAT Follow-On Dispute” has the meaning given to that term in Section 3.09 of Seller’s Disclosure Schedule.

     “Straddle Period” means any taxable period beginning on or prior to the date of the Closing and ending after the date of the Closing.

     “Takeover Date” is the date of the notarization of the actual transfer of 99.6744% in Original Electroandes to IES.

     “Tax” means any and all federal, state, provincial, local, foreign and other taxes, levies, imposts, duties, and similar governmental charges in the nature of a tax (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including:

     (a)      taxes imposed on, or measured by, income, franchise, profits or gross receipts; and

     (b)      ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties.

     “Tax Return” means any return, report, information return, declaration, claim for refund, election, disclosure, estimate, information report or return, or other document, together with all schedules, attachments, amendments and supplements thereto (including all related or supporting information), supplied to or required to be supplied to any Governmental or Regulatory Authority with respect to Taxes.

     “TEC” has the meaning given to that term in the preamble.

     “TEC Stake” has the meaning given to that term in the recitals.

     “Third Party Claim” has the meaning given to that term in Section 9.07(b) .

     “Transfer Taxes” has the meaning given to that term in Section 9.10.

     “U.S. Dollars” or “$” means the lawful currency of the United States.

     “Updated Seller’s Disclosure Schedule” has the meaning given to that term in Section 2.08(d) .

     “Working Capital” means the amount (which may be positive or negative) calculated on a given date according to the methodology set forth on Exhibit A.

     “Yaupi Expansion Project” means the 40MW hydro expansion project at the Yaupi unit of Electroandes, as described in the Electroandes Information.

     Section 1.02. Certain Principles of Interpretation. In this Agreement, unless otherwise indicated, all words defined in the singular have the corresponding meaning in the plural and vice versa; words importing any gender include the other gender; references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including”, “includes” and “include” shall be deemed to be followed in each instance by the words “without limitation”; the words “shall” and “will” have the same meaning; references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to articles, sections (or subdivisions of sections), exhibits, annexes or schedules of or to this Agreement; references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, extensions and other modifications to such instruments (without, however, limiting any prohibition on any such amendments, extensions and other modifications by the terms of this Agreement); and references to Persons include their respective successors and assigns permitted hereby and, in the case of Governmental or Regulatory Authorities, Persons succeeding to their respective functions and capacities. Except as expressly provided otherwise herein, all financial and accounting terms and concepts shall be given the connotation and definition dictated by GAAP.

ARTICLE II

SALE OF INTERESTS AND CLOSING

     Section 2.01. Purchase and Sale. At the Closing, on the terms and subject to the conditions set forth in this Agreement:

     (a)      Seller will sell to Purchaser, and Purchaser will purchase from Seller, the Interests, by delivering to Purchaser (i) a Bill of Sale substantially in the form of Exhibit B, (ii) ownership certificates evidencing 100% of the capital stock of TEC and the PSEG Americas Stake, duly endorsed in blank, or accompanied by stock powers duly executed in blank, and (iii) such other documents or certificates that may be required under applicable Law to transfer the record and beneficial ownership of the Interests to Purchaser; and

     (b)      Purchaser shall transfer the Purchase Price (as calculated and adjusted pursuant to Sections 2.04 and 2.05), less any Capital Gain Tax pursuant to Section 2.07, to Seller by wire transfer of immediately available funds in U.S. Dollars to such account as Seller may direct by written notice delivered to Purchaser.

     Section 2.02. Purchase Price. The purchase price for the Interests (the “Purchase Price”) shall be calculated pursuant to Section 2.04(d) and may be adjusted pursuant to Section 2.05.

     Section 2.03. Closing. The Closing will take place at the offices of Shearman & Sterling LLP, special counsel to Seller, at 599 Lexington Avenue, New York, New York

10022, at 10:00 A.M. Eastern time, on the Closing Date. On the Closing Date, the parties will cause the transactions described in Section 2.01 to occur and will, as applicable, cause to be delivered the other documents and instruments to be delivered under Articles VII and VIII, and Seller shall deliver to Purchaser originals (if available) or true, correct and complete copies of all books and records of Electroandes and TEC that are in the Possession of Seller (or cause Electroandes and TEC or their respective counsel or accountants to deliver to Purchaser, as promptly as practicable following the Closing, any of the foregoing items that are not delivered to Purchaser at the Closing).

     Section 2.04. Enterprise Value; Calculation of Purchase Price.

     (a)      Not later than two Business Days before the Closing Date, Seller shall deliver to Purchaser (A) an unaudited statement setting forth the Estimated Working Capital; (B) an unaudited statement setting forth the Estimated Capex; and (C) an unaudited statement setting forth the Estimated Debt.

     (b)      If the Estimated Working Capital exceeds Notional Working Capital by more than the Designated Amount, then the Enterprise Value shall be increased by the amount that Estimated Working Capital exceeds Notional Working Capital. If Notional Working Capital exceeds Estimated Working Capital by more than the Designated Amount, then the Enterprise Value shall be reduced by the amount that Notional Working Capital Exceeds Estimated Working Capital.

     (c)      The Enterprise Value shall be increased by the amount of the Estimated Capex.

     (d)      The Purchase Price to be paid at Closing shall be an amount equal to the Enterprise Value (as adjusted pursuant to Section 2.04(b) and (c) above), less the Estimated Debt.

     Section 2.05. Post-Closing Adjustment to Purchase Price.

     (a)      As promptly as practicable following the Closing Date but no later than 90 days after the Closing Date, Purchaser shall prepare and deliver to Seller (i) a statement setting forth a calculation of Closing Working Capital (the “Closing Working Capital Statement”); (ii) a statement, prepared in accordance with GAAP applied on a basis consistent with Electroandes’ past practices, setting forth a calculation of the Closing Capital Expenditures (the “Closing Capex Statement”); (iii) a statement, prepared in accordance with GAAP applied on a basis consistent with Electroandes’ past practices, setting forth a calculation of the Closing Debt (the “Closing Debt Statement” and, together with the Closing Working Capital Statement and the Closing Capex Statement, the “Closing Statements”); and (iv) a report of Purchaser’s accountants, stating that the Closing Statements fairly present the Closing Working Capital, the Closing Capex and the Closing Debt in accordance with Exhibit A or in accordance with GAAP applied on a basis consistent with Electroandes’ past practices, as applicable.

     (b)      If Seller objects to any component of the Closing Working Capital Statement, the Closing Capex Statement or the Closing Debt Statement, then Seller must notify Purchaser in writing of its objection on or before the 30th day after Purchaser’s delivery to Seller of the Closing Statements. If Seller does so object, and if Seller and Purchaser have not agreed on a resolution of those objections, then at any time after the 30th day following the delivery of Seller’s notice of objection, either Seller or Purchaser may submit all items in dispute for resolution to an independent accounting firm of international reputation mutually acceptable to Seller and Purchaser (the “Independent Accounting Firm”), with the cost of such review and resolution to be shared one-half by Purchaser and one-half by Seller, and the results thereof shall (absent manifest error) be final and binding. In the event that the Independent Accounting Firm refuses to accept the appointment provided hereunder, either party may petition the International Chamber of Commerce to appoint a suitable and comparable replacement for such Independent Accounting Firm, with the cost of such appointment to be borne one-half by Purchaser and one-half by Seller.

     (c)      The Closing Statements shall be deemed final and binding for purposes of this Section 2.05 upon the earliest of (i) the 31st day after Purchaser’s delivery to Seller of the Closing Statements, provided that Seller failed to notify Purchaser of a dispute with respect to either Closing Statement within the time period specified in Section 2.05(b), (ii) the date on which Seller and Purchaser have resolved all disputes with respect to the Closing Statements in accordance with Section 2.05(b), and (iii) the date on which the Independent Accounting Firm or its replacement, as applicable, has completed its review and resolution of any disputed items on the Closing Statements in accordance with Section 2.05(b) and has provided to Seller and Purchaser a detailed summary of such review and resolution (the earliest of (i), (ii) and (iii) of this Section 2.05(c) being, the “Settlement Date”).

     (d)      If Closing Working Capital set forth on the Final Closing Working Capital Statement exceeds Estimated Working Capital by more than the Designated Amount, then the Purchase Price shall be adjusted upward in an amount equal to the excess of such Closing Working Capital over Estimated Working Capital and Purchaser shall pay the amount of such excess to Seller by wire transfer in immediately available funds on or before the fifth Business Day following the Settlement Date. If Estimated Working Capital exceeds Closing Working Capital set forth on the Final Closing Working Capital Statement by more than the Designated Amount, then the Purchase Price shall be adjusted downward in an amount equal to the excess of Estimated Working Capital over such Closing Working Capital and Seller shall pay the amount of such excess to Purchaser by wire transfer in immediately available funds on or before the fifth Business Day following the Settlement Date.

     (e)      If Closing Capex set forth on the Final Closing Capex Statement exceeds Estimated Capex, then the Purchase Price shall be adjusted upward in an amount equal to such excess and Purchaser shall pay the amount of such excess to Seller by wire transfer in immediately available funds on or before the fifth Business Day following the Settlement Date. If Estimated Capex exceeds Closing Capex set forth on the Final Closing Capex Statement, then the Purchase Price shall be adjusted downward in an amount equal to such excess and Seller shall pay the amount of such excess to Purchaser by wire transfer in immediately available funds on or before the fifth Business Day following the Settlement Date.

     (f)      If Closing Debt set forth on the Final Closing Debt Statement exceeds Estimated Debt, then the Purchase Price shall be adjusted downward in an amount equal to such excess and Seller shall pay the amount of such excess to Purchaser by wire transfer in immediately available funds on or before the fifth Business Day following the Settlement Date. If Estimated Debt exceeds Closing Debt set forth on the Final Closing Debt Statement, then the Purchase Price shall be adjusted upward in an amount equal to such excess and Purchaser shall pay the amount of such excess to Seller by wire transfer in immediately available funds on or before the fifth Business Day following the Settlement Date.

     Section 2.06. No Dissolution of AenP. Neither the execution and delivery of this Agreement nor the consummation of any transaction contemplated herein is intended to cause a dissolution of AenP. Purchaser hereby acknowledges that, from and after the Closing, except as provided in Section 9.11, Seller shall have no, and is hereby released from any, obligations to AenP. Any amendments or modifications of the agreements concerning AenP or other Governmental or Regulatory Approvals of any country required or desirable to reflect new ownership of AenP, subsequent to but not including the closing of the transactions contemplated hereby, shall be the responsibility of Purchaser. Upon Closing, Purchaser shall purchase Seller’s interest in the AenP and assume Seller’s rights and obligations as an “Asociante” of the AenP, which shall be effected by Seller’s assignment of all of Seller’s right, title and interest in and to the AenP Agreement and AenP to Purchaser in the form of Exhibit C (the “AenP Transfer of Interest to Purchaser”).

     Section 2.07. Capital Gain Tax. The Seller shall apply on a timely basis for a certification from SUNAT regarding the Tax basis with respect to the PSEG Americas Stake. The Purchase Price shall be paid in accordance with Section 2.01 less any applicable Taxes owing to SUNAT with respect to any capital gain realized in connection with the sale of the PSEG Americas Stake (the “Capital Gain Tax”), and Seller shall prepare a Tax Return with respect to such Capital Gain Tax (the “Capital Gain Tax Return”). If Purchaser is domiciled in Peru, on the Closing Date, Purchaser shall be responsible for the filing of the Capital Gain Tax Return and for the payment to SUNAT of any such Capital Gain Tax. If Purchaser is not domiciled in Peru, on the Closing Date, Electroandes shall cause Seller to file the Capital Gain Tax Return and to provide payment to SUNAT in the amount of such Capital Gain Tax. In the event the Purchase Price is adjusted in accordance with Section 2.05 or Section 9.17(a), the parties shall cause to be filed an amended Tax Return with respect to the Capital Gain Tax and shall reimburse each other as appropriate for any overpayment or underpayment of Capital Gain Tax as of the Closing.

     Section 2.08. Further Assurances; Post-Closing Cooperation; Updating

Schedules.

     (a)      Subject to the terms and conditions of this Agreement, on the Closing Date or at any time or from time to time after the Closing, each of the parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to fulfill its obligations under this Agreement.

     (b)      Following the Closing, each party will afford each other party, its counsel and its accountants, during normal business hours, cooperation and reasonable access to the books, records and other data relating to the business or financial or operating condition of TEC and Electroandes in its possession with respect to periods prior to the Closing Date and the right to make copies and extracts therefrom, to the extent that such cooperation and access may be reasonably required by the requesting party in connection with:

     (i)      compliance with the requirements of any Governmental or Regulatory Authority of any country (other than a Taxing authority which is the subject of Section 9.15); or

     (ii)     any actual or threatened Action or Proceeding in any country.

     (c)      Each party agrees for a period extending until the expiration of all applicable statutes of limitations not to destroy or otherwise dispose of any books, records or other data referred to in clause (b) above.

     (d)      Prior to Closing, Seller may supplement or otherwise amend the Seller’s Disclosure Schedule, including by the addition of new sections to the Seller’s Disclosure Schedule (the Seller’s Disclosure Schedule, as so supplemented or otherwise amended and any such new sections being collectively referred to herein as the “Updated Seller’s Disclosure Schedule”), with respect to any matters arising after the date hereof, which, if existing as of the date hereof, would have been set forth in the Seller’s Disclosure Schedule. Notwithstanding the foregoing, no Updated Seller’s Disclosure Schedule shall be deemed to have cured any breach of any representation or warranty made by Seller as of the date of this Agreement unless Purchaser otherwise consents in writing. Seller agrees to advise Purchaser promptly in writing of any matter or occurrence that, to the Knowledge of Seller, may constitute a breach by either party of any representation, warranty or covenant contained in this Agreement, and Purchaser agrees to advise Seller promptly in writing of any matter or occurrence that, to Purchaser’s actual knowledge, may constitute a breach by either party of any representation, warranty or covenant contained in this Agreement. Upon the Closing, all matters disclosed by Seller in any Updated Seller’s Disclosure Schedule prior to the Closing shall be deemed to be matters of which Purchaser had actual knowledge for purposes of Sections 9.01 and 9.06(b)(v) .

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Purchaser as follows.

     Section 3.01. Legal Existence.

     (a)      Seller is a company duly formed, validly existing and in good standing under the laws of Bermuda. Seller is qualified to do business and is in good standing where the conduct of its business or locations of its Properties makes such qualification necessary, except where failure to be so qualified or to be in good standing would not reasonably be expected to have an Electroandes Material Adverse Effect or a material adverse effect on Seller’s ability to sell Interests. Seller has all requisite power and authority to execute and deliver, and to perform its obligations under, this Agreement and to sell the Interests pursuant to this Agreement.

     (b)      TEC is a company duly formed, validly existing and in good standing under the laws of the Cayman Islands and has full power and authority to conduct its business as currently conducted and to own and operate all of its assets. TEC is qualified to do business and is in good standing where the conduct of its business or locations of its Properties makes such qualification necessary. Except with respect to its Investment Stability Agreement, its ownership of the TEC Stake and as set forth in Section 3.01(b) of Seller’s Disclosure Schedule, TEC has no assets or liabilities.

     Section 3.02. Authority.

     (a)      The execution and delivery by Seller of, and the performance of its obligations under, and the consummation by it of the transactions contemplated by, this Agreement have been duly authorized by all necessary action on the part of Seller, and no other actions or proceedings on the part of Seller are necessary to authorize the execution of this Agreement, the performance of its obligations hereunder and the consummation by it of the transactions contemplated hereunder except as noted in this Agreement. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

     (b)      The execution and delivery by TEC of, and the performance of its obligations under, and the consummation by it of the transactions contemplated by, this Agreement have been duly authorized by all necessary action on the part of TEC, and no other actions or proceedings on the part of TEC are necessary to authorize the execution of this Agreement, the performance of its obligations hereunder and the consummation by it of the transactions contemplated hereunder except as noted in this Agreement. This Agreement has been duly and validly executed and delivered by TEC and constitutes the legal, valid and binding obligation of TEC, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

     Section 3.03. No Conflicts.

     (a)      Except as set forth in Section 3.03 of Seller’s Disclosure Schedule, the execution and delivery by Seller of, and the performance by it of its obligations under, and the consummation by it of the transactions contemplated by, this Agreement will not:

     (i)      result in a violation or breach of any of the terms, conditions or provisions of the organic documents of Seller, TEC, or Electroandes;

     (ii)     assuming all Seller Approvals have been obtained, result in a material violation or breach of any term or provision of any Governmental or Regulatory Rule or Governmental or Regulatory Approval applicable to Seller or Electroandes or any of their respective Properties (other than such conflicts, violations or breaches as would occur solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates);

     (iii)      result in a violation or breach of any term or provision of any Governmental or Regulatory Rule or Governmental or Regulatory Approval applicable to TEC or any of its Properties (other than such conflicts, violations or breaches as would occur solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates);

     (iv)     except as would not reasonably be expected to have an Electroandes Material Adverse Effect or would not reasonably be expected to affect adversely the ability of Seller to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder, conflict with or result in a violation or breach of or constitute (with or without notice, lapse of time or both) a default under or except as has been taken or done, require Seller or Electroandes to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of or result in or give to any Person any right of termination, consent, cancellation, acceleration or modification in or with respect to, any material Contract or Electroandes Contract or Governmental or Regulatory Approval to which Seller or Electroandes is a party or by which any of their respective Properties is bound;

     (v)     conflict with or result in a violation or breach of or constitute (with or without notice, lapse of time or both) a default under or except as has been taken or done, require TEC to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of or result in or give to any Person any right of termination, consent, cancellation, acceleration or modification in or with respect to, any material Contract or Governmental or Regulatory Approval to which TEC is a party or by which any of its Properties is bound; or

     (vi)     result in the creation or imposition of any Lien on the Interests or the Properties of TEC or Electroandes.

     (b)      The execution and delivery by TEC of, and the performance by it of its obligations under, and the consummation by it of the transactions contemplated by, this Agreement will not:

     (i)      result in a violation or breach of any of the terms, conditions or provisions of the organic documents of TEC or Electroandes;

     (ii)     result in a violation or breach of any term or provision of any Governmental or Regulatory Rule or Governmental or Regulatory Approval applicable to TEC or any of its Properties (other than such conflicts, violations or breaches as would occur solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates);

     (iii)     conflict with or result in a violation or breach of or constitute (with or without notice, lapse of time or both) a default under or except as has been taken or done, require TEC to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of or result in or give to any Person any right of termination, consent, cancellation, acceleration or modification in or with respect to, any material Contract or Governmental or Regulatory Approval to which TEC is a party or by which any of its Properties is bound; or

     (iv)     result in the creation or imposition of any Lien on the Interests or the Properties of TEC or Electroandes.

     Section 3.04. Governmental or Regulatory Approvals and Filings.

     (a)      Except for the certification from SUNAT regarding the Tax basis with respect to the PSEG Americas Stake and as set forth in Section 3.04 of Seller’s Disclosure Schedule (the Government or Regulatory Approvals listed in such Section 3.04, the “Seller Approvals”), no Governmental or Regulatory Approval of any Governmental Authority is required on the part of Seller or Electroandes in connection with the execution, delivery and performance by Seller of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain any such Governmental or Regulatory Approval of the Governmental Authority of any country would not reasonably be expected to affect adversely the ability of Seller to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder or would be reasonably expected to have an Electroandes Material Adverse Effect, and except as would be required solely as a result of the identity or the legal or regulatory status of Purchaser or its Affiliates.

     (b)      No Governmental or Regulatory Approval of any Governmental Authority is required on the part of TEC in connection with the execution, delivery and performance by TEC of this Agreement or the consummation of the transactions contemplated hereby, except as would be required solely as a result of the identity or the legal or regulatory status of Purchaser or its Affiliates.

     Section 3.05. Capitalization.

     (a)      Electroandes is a sociedad anónima duly formed, validly existing and in good standing under the laws of Peru and has the power and authority to own, lease and operate its Properties and to conduct its business as currently conducted. Electroandes is qualified to transact business and is in good standing in each jurisdiction which the Properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not reasonably be expected to have an Electroandes Material Adverse Effect.

     (b)      Immediately prior to and on the Closing Date:

     (i)      the share capital of Electroandes is represented by 547,181,661 common shares of S/.1.00 nominal value;

     (ii)      Seller is the beneficial and record owner of 100% of the issued and outstanding capital stock of TEC, all of which shares are fully paid and non assessable;

     (iii)     TEC is the beneficial and record owner of 79.59% of the capital stock of Electroandes, all of which shares are fully paid and non assessable

     (iv)     Seller is the beneficial and record owner of 20.40% of the issued and outstanding capital stock of Electroandes, all of which shares are fully paid and non assessable; and

     (v)      the TEC Stake and the PSEG Americas Stake represent 99.99% of the equity interests in Electroandes.

     (c)      Except as set forth in Section 3.05(c) of Seller’s Disclosure Schedule, there are no other interests in Electroandes or outstanding Options issued or granted by, or binding upon, either Seller, TEC or Electroandes for any Person to purchase or sell or otherwise acquire or dispose of any equity interest in Electroandes or TEC, other than Purchaser’s rights under this Agreement. Except as set forth in Section 3.05(c) of Seller’s Disclosure Schedule, none of the Interests are subject to any voting trust or voting trust agreement, voting agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy.

     Section 3.06 Legal Proceedings.

     (a)      Except as set forth in Section 3.06 of Seller’s Disclosure Schedule, there are no Actions or Proceedings pending in any country or, to the Knowledge of Seller, threatened in writing against Seller or Electroandes in any country that would reasonably be expected to:

     (i)      result in the issuance of a Governmental or Regulatory Rule of any Governmental Authority of any country restraining, enjoining or otherwise prohibiting or making illegal the sale of the Interests by Seller under this Agreement or the performance by Seller of its obligations under this Agreement; or

     (ii)     individually or in the aggregate with any other Actions or Proceedings not noted above, reasonably be expected to have an Electroandes Material Adverse Effect.

     (b)      There are no Actions or Proceedings pending in any country or threatened in writing against TEC in any country.

     Section 3.07. Title to Property.

     (a)      Seller has good and marketable title to the Interests and TEC has good and marketable title to the TEC Stake, in each case, free and clear of all Liens.

     (b)      Electroandes owns, or possesses adequate licenses or other valid rights to use all software, technology, real property and public concessions pursuant to the Privatization

Agreement or otherwise, in each case that are material and used in the conduct of its business as presently conducted, but excluding any of the foregoing as such relate to any projects in development and not yet in operation.

     Section 3.08. Electroandes Contracts.

     (a)      Section 3.08(a) of Seller’s Disclosure Schedule sets forth a true, correct and complete list of the following Contracts to which Electroandes is a party or by which Electroandes may be bound (collectively, the “Electroandes Contracts”):

     (i)      all Contracts for its sale of electric power, capacity, or ancillary services;

     (ii)     all Contracts for the transmission of electric power;

     (iii)    other than Contracts of the nature addressed by Sections 3.08(a)(i) and (ii), all Contracts (A) for the sale of any Properties or rights of Electroandes or (B) that grant a right or option to purchase any Properties or rights of Electroandes, other than in each case Contracts entered into in the ordinary course of business relating to assets with a value of less than $500,000 individually or $1,000,000 in the aggregate;

     (iv)    other than Contracts of the nature addressed by Sections 3.08(a)(i) and (ii), all Contracts requiring payments by or to Electroandes in excess of $10,000,000 for each individual Contract or $20,000,000 in the aggregate for all such Contracts; and

     (v)     all Contracts relating to Indebtedness in excess of $1,000,000.

     (b)      Seller has provided Purchaser with, or access to, true, correct and complete copies of all Electroandes Contracts. Each of the Electroandes Contracts is in full force and effect, except where the failure of an Electroandes Contract to be in full force and effect would not be reasonably expected to have an Electroandes Material Adverse Effect. Electroandes has no material pending or outstanding obligations under any Contract to which it is no longer a party.

     (c)      Except as disclosed in Section 3.08(c) of Seller’s Disclosure Schedule, Electroandes is not in violation or breach of or default under any Electroandes Contract or other Contract to which it is a party, the effect of which, individually or in the aggregate, would reasonably be expected to have an Electroandes Material Adverse Effect.

     (d)      As of December 31, 2007, the investment obligations of Electroandes under the Privatization Agreement will have been satisfied.

     Section 3.09. Taxes. (a) Except as set forth in Section 3.09 of Seller’s Disclosure Schedule, to the Knowledge of Seller:

     (i)      all material Tax Returns required to be filed by Electroandes on or after the Takeover Date have been timely filed and all such Tax Returns are true, correct and complete in all material respects;

     (ii)     all material Taxes of, or payable by, Electroandes that have become due and owing between the Takeover Date and the date hereof have been timely paid; and

     (iii)    there are no material audits, claims, assessments, deficiencies, levies, administrative or judicial proceedings pending or threatened or proposed in writing against Electroandes by any Governmental or Regulatory Authority.

     (b)      Except as set forth in Section 3.09 of Seller’s Disclosure Schedule:

     (i)      all material Tax Returns required to be filed by TEC and AenP have been timely filed and all such Tax Returns are true, correct and complete in all material respects;

     (ii)     all material Taxes of, or payable by, TEC and AenP that have become due and owing through the date hereof have been timely paid; and

     (iii)    there are no material audits, claims, assessments, deficiencies, levies, administrative or judicial proceedings pending or, to the Knowledge of Seller threatened or proposed in writing against TEC and AenP by any Governmental or Regulatory Authority of the Cayman Islands or Peru.

     Section 3.10. Employee Matters. Neither AenP nor TEC has any employees. Any Contracts of Electroandes which expressly provide any employee of Electroandes with any special right or entitlement upon the disposition of any of Seller’s beneficial interests in Electroandes are listed in Section 3.10 of Seller’s Disclosure Schedule. Except as disclosed in Section 3.10 of Seller’s Disclosure Schedule, (i) Electroandes is in compliance in all material respects with all applicable employment Laws and practices, (ii) no labor strike or similar dispute exists or, to the Knowledge of Seller, is threatened with respect to Electroandes. To the Knowledge of Seller, to the extent that any person would be deemed to be providing any core functions to Electroandes in connection with third party contractor arrangements, such person would not be deemed to be an employee of Electroandes under applicable Law.

     Section 3.11. Insurance. To the Knowledge of Seller, Electroandes has insurance policies currently in effect that are sufficient to insure the business, operations, employees and Properties of Electroandes in a manner consistent with the practices of similarly situated hydroelectric generating companies in Peru.

     Section 3.12. Environmental Matters. Except as set forth in Section 3.12 of Seller’s Disclosure Schedule, to the Knowledge of Seller:

     (a)      Electroandes complies and has complied since the Takeover Date with Environmental Laws, except for such non-compliance that would not reasonably be expected to have an Electroandes Material Adverse Effect; and

     (b)      Electroandes possesses and complies and has complied in all material respects with all Governmental and Regulatory Approvals required under any Environmental Law for its operations as currently operated and all such Governmental and Regulatory Approvals of the Governmental Authorities of Peru are in full force and effect.

     Section 3.13. Financial Statements and Condition.

     (a)      Prior to the execution of this Agreement, Seller has delivered to Purchaser true and complete copies of the Electroandes Financial Statements.

     (b)      The Audited Financial Statements are true, complete and accurate. The Electroandes Financial Statements (i) fairly present in all material respects the financial condition and results of operations of Electroandes as of the respective dates thereof and for the respective periods covered thereby subject to, in the case of the Interim Financial Statements, normal year end adjustments and the absence of notes, and (ii) were prepared in accordance with GAAP applied on a basis consistent with the past practices of the Electroandes.

     Section 3.14. No Material Adverse Effect. Since December 31, 2006, there has not occurred any circumstance, development, or event or series of such occurrences that, has had or would reasonably be expected to have, individually or in the aggregate, an Electroandes Material Adverse Effect.

     Section 3.15. Compliance with Laws.

     (a)      Electroandes is in compliance with all Laws, Orders, Governmental or Regulatory Rules, Governmental or Regulatory Approvals applicable to it, except where any such non-compliance would not reasonably be expected to have an Electroandes Material Adverse Effect.

     (b)      TEC is in compliance with all Laws, Orders, Governmental or Regulatory Rules, Governmental or Regulatory Approvals applicable to it.

     Section 3.16. Brokers. Neither AenP, TEC nor Electroandes has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     Section 3.17. Disclosure Documents. To the Knowledge of Seller and except as would not reasonably be expected to have an Electroandes Material Adverse Effect, all written filings made by Electroandes after the Takeover Date with any Governmental or Regulatory Authority of Peru are true and complete in all material respects as of the dates of filing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller as set forth below.

     Section 4.01. Legal Existence. Purchaser is a company duly formed, validly existing and in good standing under the laws of Peru. Purchaser is qualified to do business where the conduct of its business or locations of its Properties makes such qualification necessary, except where failure to be so qualified or to be in good standing would not have a material adverse effect on its ability to perform its obligations hereunder. Purchaser has all requisite power and authority to execute and deliver, and to perform its obligations under, this Agreement and to purchase the Interests pursuant to this Agreement.

     Section 4.02. Authority. The execution and delivery by Purchaser of, and the performance by Purchaser of its obligations under, this Agreement and the consummation by Purchaser of the transactions contemplated herein have been duly authorized by all necessary action on the part of Purchaser, and no other actions or proceedings on the part of Purchaser are necessary to authorize this Agreement, the performance of Purchaser’s obligations hereunder and the consummation of the transactions contemplated hereunder. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the legal, valid and binding obligations of Purchaser, enforceable against Purchaser, in accordance with its terms, except as the same may be limited by (a) bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

     Section 4.03. No Conflicts. The execution and delivery by Purchaser of, and the performance by it of its obligations under, this Agreement and the consummation of the transactions contemplated herein will not:

     (a)      result in a violation or breach of any of the terms, conditions or provisions of the organic documents of Purchaser;

     (b)      result in a violation or breach of any term or provision of any Governmental or Regulatory Rule or Governmental or Regulatory Approval of the Governmental Authorities of any country applicable to Purchaser or any of its Properties; or

     (c)      except as would not adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder, conflict with or result in a violation or breach of or constitute (with or without notice, lapse of time or both) a default under or require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, any Contract or Governmental or Regulatory Approval of the Governmental Authorities of any country to which Purchaser is a party or by which any of its Properties is bound.

     Section 4.04. Governmental or Regulatory Approvals. Except as set forth in Schedule B attached hereto, no Governmental or Regulatory Approval of the Governmental Authorities of any country is required on the part of Purchaser or its Affiliates in connection with the execution and delivery by it or its Affiliates of, and the performance by it or its Affiliates of its obligations under, this Agreement or the transactions contemplated herein other than those that have been obtained or made.

     Section 4.05. Legal Proceedings. There are no Actions or Proceedings of the Governmental Authorities of any country pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its Properties that would result in the issuance of a Governmental or Regulatory Rule of any Governmental Authority of any country restraining, enjoining or otherwise prohibiting or making illegal the purchase by Purchaser of the Interests under this Agreement or the performance by Purchaser of its obligations under this Agreement.

     Section 4.06. Investment Representations. Purchaser is an investor experienced in evaluating investments in power generation facilities and has the knowledge, experience and resources to enable it to evaluate and to bear the risks of the investment in the Interests. Purchaser understands that the sale of the Interests under this Agreement will not be registered or qualified under any securities law. The Interests are being acquired by Purchaser for its own account for the purpose of investment and not with a view to distribution in violation of the Securities Act of 1933, as amended, or any applicable securities laws. Purchaser will refrain from transferring or otherwise disposing of the Interests in such manner as to cause Seller to be in violation of the registration requirements of the Securities Act of 1933, as amended, or any other securities law.

     Section 4.07. Brokers. All negotiations relating to this Agreement and the purchase of the Interests under this Agreement have been carried out by Purchaser directly with Seller without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Seller for a finder’s fee, brokerage commission or similar payment.

     Section 4.08. Due Diligence Investigation. Purchaser, its agents and its Representatives, have had the opportunity to conduct all such due diligence investigation of Electroandes and its Properties as they deemed necessary or advisable in connection with entering into this Agreement and the related documents and the transactions contemplated hereby and thereby. In entering into this Agreement, Purchaser has not relied and is not relying on any opinions, promises, evaluations, maintenance reports, forecasts or forward looking financing statements of Seller or any of its Representatives whatsoever whether written or oral.

     Section 4.09. Financing. Purchaser Parent has, and Purchaser has access to, sufficient immediately available funds to pay, in cash, the Purchase Price and all other amounts payable pursuant to this Agreement or otherwise necessary to consummate all the transactions contemplated hereby (the “Necessary Funds”).

ARTICLE V

COVENANTS OF SELLER

     Section 5.01. Investigation by Purchaser. Until the Closing Date, Seller will, and will cause Electroandes and TEC to provide Purchaser and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of Electroandes and TEC and their respective Properties and books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of Electroandes or compromise Electroandes’ (i) ability to maintain the confidential status of Electroandes’ communications with its attorneys and accountants or (ii) defense, prior to Closing, of the SUNAT Deductibility Proceeding or any SUNAT Follow-On Dispute.

     Section 5.02. Conduct of Business. Subject to Section 5.03 below, until the Closing Date, Seller shall cause TEC and Electroandes to conduct their business in material compliance with Good Utility Practices and all Governmental or Regulatory Rules and Governmental or Regulatory Approvals of the Governmental Authorities of any country applicable to them and any of their Properties.

     Section 5.03. Certain Restrictions. Until the Closing, Seller will cause TEC not to engage in any business other than that necessary in connection with owning the TEC Stake and Seller will cause Electroandes to refrain from taking any of the following actions without Purchaser’s written consent (which shall not be unreasonably withheld):

     (a)      amending its organic documents in any material respect or taking any action with respect to any recapitalization, reorganization, liquidation, dissolution or winding up of Electroandes;

     (b)      acquiring or exchanging any Properties except to the extent that such Properties are acquired or exchanged:

     (i)      in the ordinary course of business and are not in excess in value of $500,000 individually or $1,000,000 in the aggregate; or

     (ii)     as expressly contemplated by this Agreement or in connection with any capital investment project noted in the Electroandes Information, including the Yaupi Expansion Project; provided, however, that Electroandes shall not, without Purchaser’s prior written consent (which shall not be unreasonably withheld), enter into any Contract in connection with the Yaupi Expansion Project reasonably expected to require aggregate Capital Expenditures in excess of $30,000,000;

     (c)      disposing of any Properties except to the extent that such Properties are disposed of:

     (i)      in the ordinary course of business and are not in excess in value of $1,000,000 individually or $2,500,000 in the aggregate; or

     (ii)      as expressly contemplated by this Agreement;

     (d)      amending, modifying or terminating any Electroandes Contract except in a manner that would not have an Electroandes Material Adverse Effect;

     (e)      incurring any Indebtedness other than in the ordinary course of business; provided, however, that in no case shall there be any incurrence of Indebtedness in an aggregate principal amount exceeding $5,000,000 (net of any amounts of Indebtedness discharged during such period);

     (f)      forgiving or canceling any debts, or waiving or settling or filing any claims or rights, having a value in the aggregate in excess of $100,000; or

     (g)     agreeing or committing to do or engage in any of the foregoing.

     Section 5.04. Governmental or Regulatory Approvals. Prior to the Closing Date, Seller shall use commercially reasonable efforts to obtain and maintain in full force and effect all Seller Approvals and to consummate the transactions contemplated by this Agreement.

     Section 5.05. Fulfillment of Conditions.

     (a)      Seller shall execute and deliver at the Closing each document or instrument that it is required to execute and deliver as a condition to the Closing under this Agreement.

     (b)      Seller shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Seller contained in this Agreement and shall not, and shall not permit any of its Affiliates to, take or fail to take any action that would reasonably be expected to result in the non fulfillment of any such condition.

     Section 5.06. Further Assurances. Prior to the Closing Date, Seller shall use its commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as may be necessary to consummate the transactions contemplated by this Agreement, including such actions at its expense as are necessary in connection with obtaining any third party consents and Seller Approvals, and, prior to the Closing Date, Seller shall cooperate with Purchaser and provide any information regarding Seller available to Seller reasonably necessary to assist Purchaser in making any filings or applications with any such Governmental or Regulatory Authority.

ARTICLE VI

COVENANTS OF PURCHASER

     Section 6.01. Governmental or Regulatory Approvals.

     (a)      Subject to Section 6.01(b), prior to the Closing Date, Purchaser shall obtain and maintain in full force and effect all Governmental or Regulatory Approvals of the Governmental Authorities of any country necessary to permit Purchaser to perform its obligations under this Agreement and to consummate the transactions contemplated herein.

     (b)      If Purchaser determines in good faith that it is necessary or if reasonably requested by Seller, Purchaser shall make an appropriate filing with INDECOPI with respect to the transactions contemplated by this Agreement within 10 Business Days of the date of such determination or request, as applicable. If Purchaser makes such a filing, then Purchaser shall (i) submit as promptly as practicable to INDECOPI any additional information and documentary material that may be requested pursuant to any Antitrust Law; provided, however, that Purchaser shall provide to Seller a specific list of the items of Evaluation Material that Purchaser proposes to furnish to INDECOPI reasonably in advance of such submission, which items shall be subject to the approval of the Seller (such approval not to be unreasonably withheld or delayed), (ii) apply for and utilize all measures that may be available under INDECOPI’s procedures or otherwise for INDECOPI to maintain the confidentiality of any Evaluation Material so submitted to INDECOPI, (iii) limit the Evaluation Material so disclosed to only that necessary for the application, and (iv) promptly furnish Seller with copies of all correspondence, filings and written communications, and promptly notify Seller with respect to all non-written communications and requests, between Purchaser or any of its Affiliates, on the one hand, and INDECOPI, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

     Section 6.02. Fulfillment of Conditions.

     (a)      Purchaser shall execute and deliver at the Closing each document that it is required to execute and deliver as a condition to the Closing under this Agreement.

     (b)      Purchaser shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Purchaser contained in this Agreement and shall not, and shall not permit any of its Affiliates to, take or fail to take any action that would reasonably be expected to result in the non fulfillment of any such condition.

     Section 6.03. Further Assurances. Subject to the provisions of Section 6.01(b), prior to the Closing Date, Purchaser shall use its commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as may be necessary to consummate the transactions contemplated by this Agreement, including such actions at its expense as are necessary in connection with obtaining any third party consents and all requisite Governmental or Regulatory Approvals of any Governmental Authority of any country, and, prior to the Closing Date, Purchaser shall cooperate with Seller and provide any information regarding Purchaser and its Affiliates necessary to assist Seller in making any filings or applications with any Governmental or Regulatory Authority.

     Section 6.04. Source of Funds. Within 5 Business Days after any date Seller so requests, Purchaser shall, if so requested by Seller, provide Seller with information regarding its source of funds in further detail so that Seller can determine whether such funds (a) represent property in which a party listed on any of the Government Lists owns an interest or (b) are the proceeds or any activity deemed unlawful under any Law of any Governmental Authority of the United States, Bermuda, the Cayman Islands or Peru (in either such case, a “Funding Violation”).

     Section 6.05. No Trading. Purchaser agrees that neither it nor any of its Affiliates shall buy, sell, or engage in any transaction relating to the Indebtedness of Electroandes before Closing.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF PURCHASER

     The obligation of Purchaser to consummate the transactions described in Section 2.01 are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in writing, in whole or in part by Purchaser in its sole discretion):

     Section 7.01. Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the earlier of the Closing Date and, if Purchaser requires approval under any Antitrust Law or otherwise from any Governmental or Regulatory Authority, October 17, 2007 (such earlier date being, the “Bringdown Date”) (other than those representations and warranties qualified by materiality or “Electroandes Material Adverse Effect”, which shall be true and correct in all respects as of the Bringdown Date), as though such representations and warranties were made on and as of the Bringdown Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date). Notwithstanding anything contained in this Agreement to the contrary, other than with respect to representations and warranties contained in Sections 3.01, 3.02, 3.03, 3.04 and 3.05, no condition involving the accuracy of representations and warranties made by Seller as of the date of this Agreement or the Bringdown Date or any other date or period shall be deemed not fulfilled, and Purchaser shall not be entitled to fail to consummate the transactions contemplated by this Agreement or terminate this Agreement on such basis, if the respects in which such representations and warranties are untrue, would not, individually or in the aggregate, have or reasonably be expected to have an Electroandes Material Adverse Effect.

     Section 7.02. Performance. Seller shall have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Seller at or before the Closing.

     Section 7.03. Certificates and Documents. Seller shall have delivered to Purchaser a (i) certificate, dated the Closing Date and executed in the name and on behalf of Seller, substantially in the form and to the effect of Exhibit D and (ii) the certificates described in Section 2.01(a)(ii), and (iii) the executed AenP Transfer of Interest to Purchaser.

     Section 7.04. Orders and Laws. There shall not be in effect on the Closing Date any Order or Law of any Governmental or Regulatory Authority of any country restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

     Section 7.05. Governmental or Regulatory Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority set forth on Section 3.04 of Seller’s Disclosure Schedule shall have been duly obtained, made or given and shall be in full force and effect.

     Section 7.06. Resignations. Seller shall have delivered the resignation letters for all officers and directors of TEC and of all directors of Electroandes.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF SELLER

     The obligation of Seller to consummate the transactions described in Section 2.01 are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in writing, in whole or in part by Seller in its sole discretion):

     Section 8.01. Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date).

     Section 8.02. Performance. Purchaser shall have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be performed or complied with by Purchaser at or before the Closing.

     Section 8.03. Officers’ Certificates. Purchaser shall have delivered to Seller a certificate, dated the Closing Date and executed in the name and on behalf of Purchaser substantially in the form and to the effect of Exhibit E.

     Section 8.04. Orders and Laws. There shall not be in effect on the Closing Date any Order or Law of any Governmental or Regulatory Authority of any country restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

     Section 8.05. Governmental or Regulatory Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority of any country necessary to permit Purchaser and Seller to perform their obligations under this Agreement and to consummate the sale of the Interests under this Agreement and the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all waiting periods imposed by any Governmental or Regulatory Authority of any country necessary for the consummation of the transactions contemplated by this Agreement shall have expired.

     Section 8.06. Third Party Consents. The consents (or waivers in lieu thereof) listed in Section 8.06 of Seller’s Disclosure Schedule shall have been obtained and shall be in full force and effect.

     Section 8.07. Government Lists Findings. Seller shall have determined (in its sole discretion) based on the information provided under Section 6.04 or otherwise that Purchaser’s sources of funds (or lack of specificity of such sources) will not expose Seller or any of its Affiliates to any violation of any Laws of the Governmental or Regulatory Authorities of the United States, Bermuda, Peru or the Cayman Islands.

     Section 8.08. AenP Transfer. Purchaser shall have executed and delivered to Seller the AenP Transfer of Interest to Purchaser.

ARTICLE IX

SURVIVAL; DISCLAIMER; NON-RECOURSE;

INDEMNITY; TRANSFER TAXES

     Section 9.01. Survival and Damage Limitations. Without prejudice to Purchaser’s rights under Section 9.11, it is expressly agreed by the parties hereto that (a) the representations and warranties set forth in Sections 3.03(a), 3.04(a), 3.05, 3.06(a), 3.08, 3.10, 3.11, 3.12, 3.13, 3.14, 3.15(a), 3.16 and 3.17 herein (the “Designated Representations”) shall terminate and be of no further force or effect upon the first anniversary of the Closing Date, (b) the representations and warranties set forth in Section 3.09 shall terminate and be of no further force and effect upon the Closing, and (c) all other representations and warranties of Seller contained in this Agreement shall survive indefinitely. No breach by Seller of any covenant, agreement or condition of this Agreement shall be deemed to be a breach of this Agreement for any purpose under this Agreement (other than Section 7.02), and neither Purchaser nor any Affiliate of Purchaser shall have any claim or recourse against Seller or their directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives with respect to such breach, under this Agreement or otherwise, if Purchaser or any Affiliate of Purchaser had actual knowledge prior to the Closing of any such breach or the circumstances giving rise to such breach. Subject to Section 9.06(b)(vi), under no circumstances whatsoever shall Seller’s aggregate liability hereunder exceed the Purchase Price.

     Section 9.02. Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE PROPERTIES OF ELECTROANDES WHICH PURCHASER

WILL ACQUIRE BENEFICIALLY BY REASON OF ITS PURCHASE OF THE INTERESTS ARE BEING ACQUIRED ON AN “AS IS, WHERE IS, WITH ALL FAULTS,” BASIS AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXPRESS OR IMPLIED RELATED THERETO INCLUDING THOSE AS TO THE CONDITION, VALUE, NEED FOR REPAIR OR MAINTENANCE, OR QUALITY THEREOF. THE PARTIES HEREBY AGREE, THAT NONE OF SELLER NOR ANY OF ITS AFFILIATES, REPRESENTATIVES OR OFFICERS HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL (INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, STATE OF REPAIR, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE) WITH RESPECT TO THE PROPERTIES OF ELECTROANDES, OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III. IN PARTICULAR, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER MAKES NO REPRESENTATION OR WARRANTY TO PURCHASER WITH RESPECT TO ANY FINANCIAL PROJECTIONS, FORECASTS OR FORWARD LOOKING STATEMENTS OF ANY KIND OR NATURE WHATSOEVER RELATING TO ELECTROANDES OR THE INTERESTS.

     Section 9.03. Non-Recourse. Except as expressly set forth in this Article IX, no Representative or Affiliate of any party hereto shall have any Liability to any other party or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of such first party.

     Section 9.04. Purchaser’s Indemnity. Subject to Seller’s obligations set forth in Section 9.05, at the Closing, Purchaser will, as between Purchaser and Seller, assume all risk of Liabilities known and unknown arising from or relating to TEC, AenP and Electroandes and their respective Properties from and after the Closing Date (the “Allocated Liabilities”). Without limiting the generality of the foregoing, each of Purchaser, TEC, AenP and Electroandes hereby unconditionally waive and release Seller from, and agree to indemnify, defend and hold Seller and its Affiliates and Representatives (each, a “Seller Indemnified Party”) harmless from and against, any and all claims, demands, causes of action, obligations, Liabilities, costs or expenses with respect to the Allocated Liabilities, whenever arising or occurring, and whether arising under Contract, statute, common law or otherwise.

     Section 9.05. Indemnification by Seller.

     (a)      Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Purchaser Indemnified Party”) shall be indemnified and held harmless by Seller for and against all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (hereinafter a “Loss”), arising out of or resulting from the breach of any representation, warranty or covenant made by Seller contained in this Agreement (other than the breach of any representation or warranty concerning Tax matters, which Tax matters are the subject of Sections 9.09 through 9.17) .

     (b)      The Purchaser Indemnified Parties shall be indemnified and held harmless by Seller for and against all Losses arising out of or relating to AenP other than any Losses arising out of or resulting from the operation of AenP by Purchaser or its Affiliates following the Closing.

     Section 9.06. Limits on Indemnification.

     (a)      No claim may be asserted nor may any action be commenced for breach of any representation or warranty contained herein unless written notice of such claim or action is received by the Indemnifying Party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 9.01, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

     (b)      Notwithstanding anything to the contrary contained in this Agreement:

     (i)      Seller shall not be liable for any claim for indemnification pursuant to Section 9.05(a) arising out of any breach of a Designated Representation, unless and until the aggregate amount of indemnifiable Losses which may be recovered from Seller equals or exceeds $500,000, after which Seller shall be liable only for those Losses in excess of $500,000;

     (ii)     no Losses forming the basis of any claim for indemnification pursuant to Section 9.05(a) and arising out of claims for breach of any Designated Representation may be claimed by any Indemnified Party or shall be reimbursable by or shall be included in calculating the aggregate Losses set forth in clause (i) above other than Losses in excess of $100,000 resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances;

     (iii)    the maximum amount of indemnifiable Losses which may be recovered from Seller arising out of or resulting from the causes set forth in Section 9.05 plus Losses indemnifiable under Section 9.11(a) shall:

(1)      in the aggregate never exceed the Purchase Price; and

(2)      be limited to 10% of the Purchase Price in the case of a breach of any Designated Representations;

     (iv)     no party hereto shall have any liability under any provision of this Agreement or otherwise for any punitive, incidental, consequential, exemplary, special or indirect damages, including loss of future revenue or income, or loss of business reputation or opportunity;

     (v)      no breach by Seller of any representation or warranty contained in this Agreement shall be deemed to be a breach of this Agreement for any purpose hereunder (other than Section 7.01), and neither Purchaser nor any Affiliate of Purchaser shall have any claim or recourse against Seller or its directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives with respect to such breach if Purchaser or any Affiliate of Purchaser had, prior to the Closing, actual knowledge of such breach, it being acknowledged that Purchaser or its relevant Affiliates have actual knowledge of the Electroandes Information as of September 7, 2007; and

     (vi)      any limitations imposed hereunder on the indemnifiable Losses of any party shall be of no force and effect to the extent such Losses have been determined by a final, non-appealable Governmental or Regulatory Rule issued by a court of competent jurisdiction to have resulted from the fraud, gross negligence or willful misconduct of the Indemnifying Party.

     (c)     For all purposes of this Article IX, “Losses” shall be net of:

     (i)      any insurance or other recoveries payable to the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification; and

     (ii)     any Tax benefit available to the Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses (including the net present value of any Tax benefit arising in subsequent taxable years, calculated using a discount rate of 8% and assuming the highest applicable combined statutory rate of Tax then in effect).

     Section 9.07. Notice of Loss; Third Party Claims.

     (a)     An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement within 60 days of such determination stating the amount of the Loss, if known, the method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

     (b)      If an Indemnified Party shall receive notice of any action, audit, claim, demand or assessment (excluding an action, audit, claim, demand or assessment relating to Taxes which are covered by Section 9.13 hereof) (each, a “Third Party Claim”) against it which may give rise to a claim for Loss under this Article IX, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party written notice of such Third Party Claim. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 15 days of the receipt of such written notice from the Indemnified Party. If the Indemnifying Party elects to undertake any such defense against a Third Party Claim, the Indemnified Party may participate in such defense at its own expense. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the

Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such Third Party Claim liability or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim. If the Indemnified Party assumes the defense of any such claims or proceeding pursuant to this Section 9.07 and proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in or reject such settlement and assume (or reassume as the case may be) the defense of such claims or proceeding. The Indemnifying Party shall have the right to settle any Third Party Claim for which it obtains a release of the Indemnified Party in respect of such Third Party Claim or to which settlement the Indemnified Party consents in writing, such consent not to be unreasonably withheld or delayed.

     Section 9.08. Remedies. The parties hereto acknowledge and agree that (a) following the Closing, the indemnification provisions hereof shall be the sole and exclusive remedies of the parties hereto for any breach by the other party of the representations and warranties in this Agreement and (b) notwithstanding anything herein to the contrary, no breach of any representation or warranty contained herein shall give rise to any right on the part of the parties hereto after the consummation of the purchase and sale of the Interests to rescind this Agreement or any of the transactions contemplated hereby. Each party hereto shall take all reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.

     Section 9.09. Tax Matters. Notwithstanding anything to the contrary herein, no party hereto shall be entitled to indemnification for any and all Tax matters except as expressly provided in Sections 9.10 and 9.11.

     Section 9.10. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest but excluding Capital Gain Tax) (“Transfer Taxes”) incurred in connection with this Agreement and the transactions contemplated hereby, if any, shall be paid by Purchaser when due, and Purchaser shall file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes, and, if required by Law of any Governmental or Regulatory Authority of any country, Seller will, and will cause TEC and its Affiliates to, join in the execution of any such Tax Returns and other documentation and will cooperate with Purchaser to take such commercially reasonable actions as will minimize or reduce the amount of such transfer Taxes.

     Section 9.11. Tax Indemnities.

     (a)      From and after the Closing, Seller agrees to indemnify Purchaser against all Indemnified Taxes other than those reserved for in the Electroandes Financial Statements.

     (b)      Purchaser shall indemnify and hold harmless Seller and its Affiliates from and against (i) any Taxes of TEC, AenP or Electroandes (other than Indemnified Taxes), and (ii) any and all Taxes arising from or in connection with any breach by Purchaser of any of its covenants or obligations under this Agreement.

     (c)      In the case of Taxes of TEC, AenP or Electroandes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the taxable period ending on the date of the Closing shall be:

     (i)      in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) deemed equal to the amount which would be payable (after giving effect to amounts which may be deducted from or offset against such Taxes) if the taxable period ended on the date of the Closing; and

     (ii)     in the case of Taxes imposed on a periodic basis, such shall be deemed to be the amount of such Taxes for the entire Straddle Period (after giving effect to amounts which may be deducted from or offset against such Taxes) (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the period ending on the date of the Closing and the denominator of which is the number of days in the entire Straddle Period. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 9.11(b) shall be computed by reference to the level of such items on the date of the Closing.

     (d)      Payment by the Indemnifying Party of any amount due under this Section 9.11 shall be made within 10 days following written notice by the Indemnified Party that payment of such amounts to the appropriate taxing authority is due; provided, however, that Purchaser shall comply with its obligation to notify promptly Seller under Section 9.13(a); and provided further, that the Indemnifying Party shall not be required to make any payment earlier than two days before it is due to the appropriate taxing authority. Notwithstanding anything to the contrary herein, if Seller receives an assessment or other notice of Taxes due with respect to TEC, AenP or Electroandes for which Seller is not responsible, in whole or in part, pursuant to paragraph (a) of this Section 9.11, then Purchaser shall pay such Taxes, or if Seller pays such Taxes, then Purchaser or TEC shall pay to Seller the amount of such Taxes for which Seller is not responsible within 5 days following such payment. In the case of a Tax that is contested in accordance with the provisions of Section 9.13, payment of the Tax to the appropriate taxing authority will be considered to be due no earlier than the date a final determination to such effect is made by the appropriate taxing authority or court.

     (e)      Notwithstanding anything to the contrary contained in this Agreement, Sellers shall not be liable for any claim for indemnification pursuant to Section 9.11(a) with respect to any Tax Return unless and until the aggregate amount of indemnifiable Taxes which may be recovered from Seller equals or exceeds $100,000 with respect to such Tax Return.

     Section 9.12. Tax Refunds and Tax Benefits.

     (a)      Any Tax refund, credit or similar benefit (including any interest paid or credited with respect thereto) relating to Indemnified Taxes shall be the property of Seller, and if received by Purchaser, AenP or TEC shall be paid over promptly to Seller. Any credit, refund or similar benefit resulting from an overpayment of Taxes of TEC, AenP or Electroandes for a

Straddle Period shall be prorated based upon the method employed in Section 9.1l(c) taking into account the type of Tax to which the refund relates. Purchaser shall, if Seller so requests and at Seller’s expense, cause TEC, AenP, Electroandes or other relevant entity to file for and use reasonable commercial efforts to obtain and expedite the receipt of any refund to which Seller is entitled under this Section 9.12. Purchaser shall permit Seller to participate in the prosecution of any such refund claim.

     (b)      Any amount otherwise payable by Seller under Section 9.11 shall be reduced by any Tax benefit available to Purchaser, AenP, TEC or Electroandes arising in connection with any underlying adjustment resulting in the obligation of Purchaser, AenP Electroandes or TEC to pay Taxes or other amounts for which Seller is responsible under Section 9.11 or the accrual or payment of such Taxes (including the net present value of any Tax benefit relating to subsequent taxable years, calculated using a discount rate of 8% and assuming the highest applicable combined statutory rate of Tax then in effect).

     (c)      Any amount otherwise payable by Purchaser under Section 9.11 shall be reduced by any Tax benefit available to Seller arising in connection with any underlying adjustment resulting in the obligation of Seller to pay Taxes or other amounts for which Purchaser is responsible under Section 9.11 or the accrual or payment of such Taxes (including the net present value of any Tax benefit relating to subsequent taxable years, calculated using a discount rate of 8% and assuming the highest applicable combined statutory rate of Tax then in effect).

     Section 9.13. Contests.

     (a)      After the Closing, Purchaser shall promptly notify Seller in writing of the proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on TEC, AenP, or Electroandes which, if determined adversely to the taxpayer or after the lapse of time, could be grounds for indemnification by Seller under Section 9.11. Such notice shall contain factual information (to the extent known to Purchaser) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability. If Purchaser fails to give Seller prompt notice of an asserted Tax liability as required by this Section 9.13, then Seller shall not have any obligation to indemnify for any loss arising out of such asserted Tax liability, but only to the extent that failure to give such notice results in a detriment to Seller.

     (b)      In the case of a Tax audit or administrative or judicial proceeding (a “Contest”) that relates to Indemnified Taxes, Seller shall have the sole right, at its expense, to control the conduct of such Contest. Seller shall consult with Purchaser and shall keep Purchaser reasonably informed with respect to any such Contest.

     (c)      With respect to Straddle Periods, Seller may elect to direct and control, through counsel of its own choosing, any Contest involving any asserted Tax liability with respect to which indemnity may be sought from Seller pursuant to Section 9.11. If Seller elects to direct a Contest, Seller shall within 90 days of receipt of the notice of asserted Tax liability notify Purchaser of its intent to do so, and Purchaser shall cooperate and shall cause AenP, TEC and Electroandes to cooperate fully, in such Contest. If Seller elects not to direct the Contest, Purchaser may assume control of such Contest (at Purchaser’s expense). However, in such case, none of Purchaser, AenP, TEC or Electroandes may settle or compromise any asserted liability without prior written consent of Seller; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, Seller may participate in the Contest.

     (d)      Purchaser and Seller agree to cooperate, and Purchaser agrees to cause AenP, TEC and Electroandes to cooperate, in the defense against or compromise of any claim in any Contest.

     Section 9.14. Preparation of Tax Returns.

     (a)      Seller shall prepare and file all TEC, AenP and Electroandes Tax Returns relating to Pre-Closing Periods.

     (b)      Purchaser shall prepare and file all Tax Returns that relate to TEC, AenP and Electroandes for Straddle Periods, it being understood that all Taxes shown as due and payable on such Tax Returns shall be the responsibility of Purchaser (including any Taxes reserved for on the Electroandes Financial Statements), except for such Taxes which are the responsibility of Seller pursuant to Section 9.11(c) . Such Tax Returns shall be prepared on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by an intervening change in Law. With respect to any Tax Return required to be filed with respect to TEC, AenP or Electroandes for a Straddle Period and as to which Taxes are allocable to Seller under Section 9.11 hereof, Purchaser shall provide Seller and its authorized representative with a copy of such completed Tax Return and a statement (with which Purchaser will make available supporting schedules and information) certifying the amount of Tax shown on such Tax Return that is allocable to Seller pursuant to Section 9.11 at least 20 days prior to the due date (including any extension thereof) for filing of such Tax Return. Seller and Purchaser agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Tax Return and statement by Seller or its authorized representative. In preparing Tax Returns pursuant to this Section 9.14(b), Purchaser shall not make any material change in any express or deemed Tax election without the prior written consent of the Seller.

     Section 9.15. Tax Cooperation and Exchange of Information. Seller and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other (and Purchaser shall cause AenP, TEC and Electroandes to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities. Seller and Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 9.15. Notwithstanding anything to the contrary in Section 2.02, each of AenP, TEC, Electroandes, Seller and Purchaser shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of AenP, TEC or Electroandes for any taxable period that includes the date of the Closing and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions or (ii) 6 years following the due date (without extension) for such Tax Returns. After such time, before AenP, TEC, Electroandes Seller or Purchaser shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other parties hereto shall be given an opportunity, after 90 days prior written notice, to remove and retain all or any part of such documents as any other party may select. Any information obtained under this Section 9.15 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

     Section 9.16. Tax Covenants.

     (a)      Neither Purchaser nor any Affiliate of Purchaser shall take, or cause or permit AenP, TEC or Electroandes to take, any action or omit to take any action which reasonably could be expected to increase Seller’s or any of its Affiliates’ liability for Taxes, except to the extent required by a final determination by the relevant Governmental or Regulatory Authority.

     (b)      Neither Purchaser nor any Affiliate of Purchaser shall amend, refile or otherwise modify, or cause or permit AenP, TEC or Electroandes to amend, refile or otherwise modify, any Tax election or Tax Return with respect to any taxable period (or portion of any taxable period) ending on or before the date of the Closing without the prior written consent of Seller, except to the extent required by a final determination by the relevant Governmental or Regulatory Authority.

     Section 9.17. Tax Treatment.

     (a)      For Tax purposes, the parties agree to treat all payments made under this Article IX, under any other indemnity provisions contained in this Agreement, and for breaches of representations, warranties, covenants or agreements as adjustments to the Purchase Price.

     (b)      Notwithstanding any provision in this Agreement to the contrary, the covenants and agreements of the parties hereto contained in this Article IX concerning Taxes shall survive the Closing and shall remain in full force until the expiration of the applicable statutes of limitations for the Taxes in question (taking into account any extensions or waivers thereof), and, following the Closing, none of Purchaser, Electroandes, TEC, AenP or any of their Affiliates shall be permitted to (i) waive any protection afforded by any statute of limitations applicable to TEC, AenP or Electroandes or (ii) grant, consent or acquiesce to any extension for any Governmental or Regulatory Authority to commence, proceed with, or appeal any Action or Proceeding in any of the foregoing cases without the prior written consent of Seller.

     Section 9.18. Other Sources. Payments by Seller under this Article IX shall be limited to the amount of any liability or damage that remains after deducting therefrom any indemnity, contribution or other similar payment recoverable by Purchaser, AenP, TEC or Electroandes from any third party with respect thereto.

ARTICLE X

TERMINATION

     Section 10.01. Termination. As a party’s sole right and remedy (except as provided in Section 10.01(c)(iii) below) before Closing occurs, this Agreement may be terminated at any time (including with respect to TEC, Electroandes and Purchaser Parent) upon written notice:

     (a)      by either Seller or Purchaser if any Governmental or Regulatory Authority shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, which Order or other action shall have become final and non-appealable;

     (b)      by Purchaser:

     (i)      if there has been a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 7.01 or 7.02 and such is not cured within 90 days after Purchaser has given detailed written notice thereof to Seller; or

     (ii)     if for any reason the Closing has not occurred on or before March 17, 2008 and the failure of Closing to occur is not caused by a breach of this Agreement by Purchaser;

     (c)      by Seller:

     (i)      if there has been a breach by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 8.01 or 8.02 and such is not cured within 90 days after the date Seller has given detailed written notice thereof to Purchaser;

     (ii)     if for any reason the Closing has not occurred on or before March 17, 2008 and the failure of Closing to occur is not caused by a breach of this Agreement by Seller; or

     (iii)    in case of a Funding Violation in which case Seller shall be entitled to be reimbursed by Purchaser all of Seller’s costs incurred in connection with the preparation and negotiation of this Agreement.

     Section 10.02. Effect of Termination. If this Agreement is validly terminated pursuant to Section 10.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of either Seller, TEC, Purchaser Parent, Electroandes or Purchaser (or any of their respective Representatives or Affiliates) in respect of this Agreement, except that the provisions of Sections 10.01(c)(iii), 11.02 and 11.03 will continue to apply following any termination. In the event this Agreement is terminated, upon the request of any party hereto, the other parties will, and will cause their Affiliates and their respective Representatives to, promptly (and in no event later than 5 Business Days after such request) redeliver or destroy, or cause to be redelivered or destroyed, all copies of documents and information furnished by such other party in connection with this Agreement or the sale of the Interests under this Agreement and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related to or based on such information or documents prepared by the party furnished with such documents and information or its Representatives.

ARTICLE XI

MISCELLANEOUS

     Section 11.01. Entire Agreement. This Agreement, the Confidentiality Agreement and the Side Letter supersede all prior discussions and agreements between the parties and their Affiliates with respect to the subject matter hereof and thereof, and contain the sole and entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof.

     Section 11.02. Expenses. Except as otherwise provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and the sale of the Interests.

     Section 11.03. Confidentiality. If the Closing occurs, the Confidentiality Agreement shall terminate at, from and after the Closing Date, and Seller will use commercially reasonable efforts to hold in confidence all information and documents relating to TEC and Electroandes; provided, however, that nothing in this sentence shall limit the disclosure by Seller of any information:

     (a)      to the extent required by Law or judicial process of any Governmental or Regulatory Authority; provided, however, that, if permitted by Law, each party agrees to give the other party prior notice of such disclosure in sufficient time to permit such other party to obtain a protective order should it so determine;

     (b)      in connection with any litigation to which it is a party; provided, however, that such party has taken reasonable actions to limit the scope and degree of disclosure in any such litigation;

     (c)      in an Action or Proceeding before a Governmental or Regulatory Authority of any country brought by a party in pursuit of its rights or in the exercise of its remedies under this Agreement;

     (d)      to the extent that such documents or information can be shown to have come within the public domain through no action or omission of Seller; and

     (e)      to its Affiliates that agree to comply with the provisions of this Section 11.03.

     Section 11.04. Announcements. No press or other public announcement, or public statement or comment in response to any inquiry, relating to the transactions contemplated by this Agreement or the terms hereof shall be issued or made by any party hereto without the prior written approval of the other parties hereto; provided, however, that a press release or other public announcement, regulatory filing, statement or comment made without such approval shall not be in violation of this Section 11.04 if it is made in order for a party or any of its Affiliates to comply with applicable laws or stock exchange rules; and provided further, that in all instances prompt advance written notice to the other parties hereto from the disseminating party shall be given with respect to any such release, announcement, statement or comment. Each party shall inform its Affiliates of the requirements set forth in this Section 11.04 and shall ensure compliance with the provisions of this Section 11.04 by such Affiliates.

     Section 11.05. No Waiver. No failure on the part of any party to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under this Agreement shall operate as a waiver of such right, remedy, power or privilege, nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of any such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege.

     Section 11.06. Amendments. Any provision of this Agreement may be modified, supplemented or waived only by an instrument in writing duly executed by Seller and Purchaser. Any such modification, supplement or waiver shall be for such period and subject to such conditions as shall be specified in the instrument effecting the same and shall be binding upon each of Seller and Purchaser, and any such waiver shall be effective only in the specific instance and for the purposes for which given.

     Section 11.07. Addresses for Notices. All notices and other communications required or permitted to be given or made under this Agreement shall be given or made in writing, by physical (including by mail or courier) or facsimile or electronic mail delivery to the address specified below or such other address as shall be designated in a notice in writing. Notices will be effective upon receipt.

If to Seller:

PSEG Americas Ltd.
c/o Public Service Enterprise Group Incorporated
80 Park Plaza, T-5A
Newark, NJ 07102
Attn: David Falck
Tel: 973-430-7947
Facsimile No. 973-642-8111
Email: david.falck@pseg.com

If to Purchaser:

SN Power Peru Holding S.R.L.
Alfredo Salazar 409

Miraflores Lima
Attn: General Manager
Facsimile No.: 511-221-0466
Email: aormeño@cahua.com.pe

If to Purchaser Parent:

Stratkraft Norfund Power Invest AS
Lilleakerveien 6
P.O. Box 200
Lilleaker, N-0216
Oslo, Norway
Attn: Chief Executive Officer
Facsimile No.: 004724068621
Email: oistein.andresen@snpower.no

If to Electroandes:

Electroandes S.A.
Avenida Canaval y Moreyra No. 380
Piso 20, San Isidro
Attn: María Elena Blume
Facsimile No.:
Email: mblume@electroandes.com.pe

with copies to:

Estudio Echecopar
Av. de la Floresta 497, Piso 5
San Borja, Lima 41 – Perú
Attn: Agustín de la Puente
Facsimile No.: 011-511- 372-7171
Email: Agustin.delapuente@echecopar.com.pe

and

Rodrigo, Elías & Medrano Abogados
Av. San Felipe 758
Lima 11, Peru
Attn: Humberto Medrano
Facsimile No.:
Email: hmedrano@estudiorodrigo.com

If to TEC:

Attn: Adrian Pope

Po. Box 309
Grand Cayman
KY 1 1104
Cayman Islands
Facsimile No.: 345 949 8066
Email: adrian.pope@maplesandcalder.com

     Section 11.08. Necessary Funds; Purchaser Parent Guaranty.

     (a)      Purchaser Parent and Purchaser shall deliver to Seller, in accordance with the terms of the Side Letter, evidence satisfactory to Seller that the Necessary Funds are available in the deposit accounts maintained by Purchaser Parent and its wholly owned subsidiaries. Purchaser Parent shall not, and shall not permit any other Person to, (i) withdraw, dividend, transfer, remove or otherwise make unavailable all or any portion of the Necessary Funds from such accounts at any time prior to the Closing, or (ii) prior to the Closing, invest any of the Necessary Funds, other than in money market accounts, certificates of deposit, bank repurchase agreements or banker’s acceptances of, or demand deposits with, commercial banks with capital exceeding $1 billion or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; provided, however, that Purchaser Parent shall make the Necessary Funds available to Purchaser as necessary for Purchaser to pay the Purchase Price and all other amounts payable pursuant to this Agreement in accordance with the terms and conditions hereof or otherwise necessary to consummate all the transactions contemplated hereby.

     (b)      Purchaser Parent unconditionally guarantees the performance when due by Purchaser of all of Purchaser’s obligations under this Agreement. To the extent permitted by applicable Law of any Governmental or Regulatory Authority, Purchaser Parent hereby waives all defenses of a surety or guarantor to which it may be entitled. Purchaser Parent hereby waives notice of all of Purchaser’s obligations and the acceptance of this guaranty by Seller. Purchaser Parent hereby waives protest, presentment, demand for payment, notice of default or non-payment and notice of dishonor. This shall be a continuing guaranty and Seller shall not be obliged to exhaust its recourse against Purchaser or any guaranty or security that it may hold before being entitled to performance from Purchaser Parent of the obligations hereby guaranteed. This is a guaranty of payment and not merely collection. This guaranty is irrevocable. Purchaser Parent further agrees that in the event any payment made by Purchaser under this Agreement in respect of any obligation of Purchaser hereunder is recovered from, or repaid by, Seller, in whole or in part in any bankruptcy, insolvency, or similar proceeding instituted by or against Purchaser, this guaranty shall continue to be fully applicable to such obligation or be reinstated to the same extent as though the payment so recovered or repaid had never been originally made on such obligation. Purchaser Parent agrees that it will not exercise any rights of subrogation that it may acquire due to its payment of an obligation of Purchaser unless and until Seller shall have been paid in full hereunder. In the event that Purchaser Parent shall receive any payment on account of such rights of subrogation while any portion of the obligations guaranteed hereby remains outstanding, Purchaser Parent agrees to pay all such amounts so received to Seller to be applied to the payment of the obligations payable hereunder. Any action to enforce this guaranty must be bought in the courts referred to in the first sentence of Section 11.14 and all the provisions of Sections 11.13, 11.14, and 11.15 shall apply to this guaranty. Purchaser Parent hereby represents and warrants that (i) it is duly organized and validly existing under the Laws of the Governmental or Regulatory Authorities of its jurisdiction of organization and has all necessary power (corporate or otherwise) and authority to enter into the guaranty set forth in this Agreement and to carry out its obligations under this guaranty and (ii) the guaranty contained in this Agreement has been duly executed and delivered by Purchaser Parent, and (assuming due authorization, execution and delivery by Seller) this guaranty constitutes a legal, valid and binding obligation of Purchaser Parent enforceable against Purchaser Parent in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally. The provisions of this Section 11.08 shall not subject Purchaser Parent to any greater liability than that for which Purchaser would have been liable, and Purchaser Parent shall be entitled to rely upon any right of set off, counterclaim or other equitable claim under this Agreement on which Purchaser would have been entitled to rely. All references to Purchaser in this Section 11.08(b) are deemed to be references to any permitted assignee of Purchaser. The provisions of this Section 11.08(b) shall terminate upon any termination of this Agreement.

     Section 11.09. Seller Parent Guaranty. Seller Parent unconditionally guarantees the performance when due by Seller of all of Seller’s obligations under this Agreement. To the extent permitted by applicable Law of any Governmental or Regulatory Authority, Seller Parent hereby waives all defenses of a surety or guarantor to which it may be entitled. Seller Parent hereby waives notice of all of Seller’s obligations and the acceptance of this guaranty by Purchaser. Seller Parent hereby waives protest, presentment, demand for payment, notice of default or non-payment and notice of dishonor. This shall be a continuing guaranty and Purchaser shall not be obliged to exhaust its recourse against Seller or any guaranty or security that it may hold before being entitled to performance from Seller Parent of the obligations hereby guaranteed. This is a guaranty of payment and not merely collection. This guaranty is irrevocable. Seller Parent further agrees that in the event any payment made by Seller under this Agreement in respect of any obligation of Seller hereunder is recovered from, or repaid by, Purchaser, in whole or in part in any bankruptcy, insolvency, or similar proceeding instituted by or against Seller, this guaranty shall continue to be fully applicable to such obligation or be reinstated to the same extent as though the payment so recovered or repaid had never been originally made on such obligation. Seller Parent agrees that it will not exercise any rights of subrogation that it may acquire due to its payment of an obligation of Seller unless and until Purchaser shall have been paid in full hereunder. In the event that Seller Parent shall receive any payment on account of such rights of subrogation while any portion of the obligations guaranteed hereby remains outstanding, Seller Parent agrees to pay all such amounts so received to Purchaser to be applied to the payment of the obligations payable hereunder. Any action to enforce this guaranty must be bought in the courts referred to in the first sentence of Section 11.14 and all the provisions of Sections 11.13, 11.14, and 11.15 shall apply to this guaranty. Seller Parent hereby represents and warrants that (i) it is duly organized and validly existing under the Laws of the Governmental or Regulatory Authorities of its jurisdiction of organization and has all necessary power (corporate or otherwise) and authority to enter into the guaranty set forth in this Agreement and to carry out its obligations under this guaranty and (ii) the guaranty contained in this Agreement has been duly executed and delivered by Seller Parent, and (assuming due authorization, execution and delivery by Purchaser) this guaranty constitutes a legal, valid and binding obligation of Seller Parent enforceable against Seller Parent in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally. The provisions of this Section 11.09 shall not subject Seller Parent to any greater liability than that for which Seller would have been liable, and Seller Parent shall be entitled to rely upon any right of set off, counterclaim or other equitable claim under this Agreement on which Seller would have been entitled to rely. The provisions of this Section 11.09 shall terminate upon any termination of this Agreement.

     Section 11.10. Captions. The captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

     Section 11.11. Assignment. The obligations of the parties under this Agreement are not assignable without the prior written consent of all of the other parties, which any such party may withhold in its discretion; provided, however, that Purchaser may assign this Agreement to a wholly owned subsidiary of Purchaser without such consent. No such assignment by Purchaser shall relieve Purchaser of its obligations under this Agreement.

     Section 11.12. Counterparts. This Agreement may be executed by facsimile or portable document format (“.pdf”) in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument, and any of the parties to this Agreement may execute this Agreement by signing any such counterpart.

     Section 11.13. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

     Section 11.14. Consent to Jurisdiction.

     (a)      For all purposes of this Agreement, and for all purposes of any Action or Proceedings of the Governmental or Regulatory Authority of any country arising out of or relating to the transactions contemplated hereby or for recognition or enforcement of any judgment, each party hereto submits to the exclusive jurisdiction of the courts of the State of New York and the federal courts of the United States sitting in New York County, and hereby irrevocably and unconditionally agrees that any such Action or Proceeding must be heard and determined in such New York court or, to the extent permitted by law, in such federal court. Each party hereto agrees that a final judgment in any such Action or Proceeding may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

     (b)      Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to the laying of venue of any Action or Proceeding arising out of or relating to this Agreement or any related matter in any New York state or federal court located in New York County and the defense of an inconvenient forum to the maintenance of such Action or Proceeding in any such court.

     (c)      Each party hereto irrevocably consents to service of process by registered mail, return receipt requested, as provided in Section 11.07. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by law.

     Section 11.15. Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT OR THAT OTHERWISE RELATES TO THIS AGREEMENT.

     Section 11.16. Time. Time is of the essence.

     Section 11.17. Markings. Neither Purchaser nor any of its Affiliates shall use or acquire any interest in the names, logos, markings, or trademarks of Seller or any of its Affiliates other than those of Electroandes.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

PSEG AMERICAS LTD.

By: _/s/ Nelson Garcez______________
Name: Nelson Garcez
Title: Vice President

SN POWER PERU HOLDING S.R.L.

By: _/s/ Øistein Andresen ____________
Name: Øistein Andresen
Title: Authorized Signatory

By:
Name:
Title:

(solely for the purposes of Sections 2.07 and 9.04)
ELECTROANDES S.A.

By: __/s/ Mark Hoffmann Rosas
Name: Mark Hoffmann Rosas
Title: General Manager

TRANSAMERICA ENERGY COMPANY

By: _/s/ Nelson Garcez______________
Name: Nelson Garcez
Title: Vice President

(solely for the purposes of Section 11.08)
STATKRAFT NORFUND POWER INVEST AS

By: _/s/ Øistein Andresen ____________
Name: Øistein Andresen
Title: Chief Executive Officer

(solely for the purposes of Section 11.09)
PSEG GLOBAL L.L.C.

By: _/s/ Nelson Garcez______________
Name: Nelson Garcez
Title: Vice President